Exhibit 99.1

Alkermes Contacts:
For Investors: Rebecca Peterson, +1 781 609 6378
For Media: Jennifer Snyder, +1 781 609 6166

ALKERMES PLC REPORTS FIRST QUARTER 2014 FINANCIAL RESULTS

— Non-GAAP Diluted EPS of $0.11 and Cash and Investments of More Than $700 Million —

— Following Positive Phase 3 Results, Company On Track to Submit New Drug Application for Aripiprazole Lauroxil in Third Quarter of 2014 —

— Company Reiterates Financial Expectations for 2014 —

DUBLIN, Ireland, April 30, 2014 — Alkermes plc (NASDAQ: ALKS) today reported financial results for the first quarter of 2014.

“During the quarter, we continued to generate positive cash flow, reflecting the strength of our commercial business and enabling us to invest in our advancing late-stage pipeline and prepare for the launch of aripiprazole lauroxil,” commented James Frates, Chief Financial Officer of Alkermes. “With more than $700 million in cash and investments and a cash-generating commercial portfolio, Alkermes is well-positioned to build our business. The business continues to perform as we planned, and today we are reiterating the financial expectations for 2014 that we provided in February.”

“In early April, we announced the positive phase 3 data for aripiprazole lauroxil. With these data now in hand, the company is on track to submit the NDA in the third quarter, and we are accelerating our preparations for commercial launch in 2015,” said Richard Pops, Chief Executive Officer of Alkermes. “These data mark the beginning of a steady stream of clinical results to emerge from the Alkermes pipeline and solidify our position as an R&D innovator. We believe Alkermes controls one of the most exciting CNS pipelines in the industry, backed by a strong financial engine that enables us to invest in our future growth, and we look forward to data for three additional candidates within the next 12 months: ALKS 3831, ALKS 8700 and ALKS 7106.”

Quarter Ended March 31, 2014 Highlights

•                  Total revenues for the quarter were $130.2 million, compared to $163.4 million for the same period in the prior year, which included $30.0 million of intellectual property license revenue unrelated to key development programs.

•                  Non-GAAP net income was $16.2 million, or a non-GAAP diluted earnings per share (EPS) of $0.11 for the quarter. This compared to non-GAAP net income of $56.3 million, or a non-GAAP diluted EPS of $0.40, for the same period in the prior year, which included $30.0 million, or $0.21 per diluted share, of intellectual property license revenue.

•                  GAAP net loss was $24.4 million, or a basic and diluted GAAP loss per share of $0.17, for the quarter. This compared to GAAP net income of $3.0 million, or a basic and diluted GAAP EPS of $0.02, for the same period in the prior year, which included $30.0 million, or $0.21 per diluted share, of intellectual property license revenue and one-time restructuring charges of $12.3 million, or $0.09 per diluted share.

•                  Free cash flow was $10.5 million for the quarter, compared to $48.0 million for the same period in the prior year, which included $30.0 million of intellectual property license revenue.

Quarter Ended March 31, 2014 Financial Results

Revenues

•                  Manufacturing and royalty revenues from the company’s long-acting atypical antipsychotic franchise, RISPERDAL® CONSTA® and INVEGA® SUSTENNA®/XEPLION®, were $49.6 million, compared to $45.6 million for the same period in the prior year, representing an increase of approximately 9%.

•                  Manufacturing and royalty revenues from AMPYRA®/FAMPYRA®(1) were $20.6 million, compared to $24.7 million for the same period in the prior year.

•                  Net sales of VIVITROL® were $17.1 million, compared to $14.6 million for the same period in the prior year, representing an increase of approximately 17%.

•                  Royalty revenue from BYDUREON® was $7.7 million, compared to $4.8 million for the same period in the prior year.

•                  Additionally, results for the quarter ended March 31, 2014 included RITALIN LA®/FOCALIN XR® revenues of $9.7 million, VERELAN® revenues of $4.6 million and TRICOR® 145 revenues of $2.3 million. This compared to RITALIN LA/FOCALIN XR revenues of $10.6 million, VERELAN revenues of $6.7 million and TRICOR 145 revenues of $6.2 million for the same period in the prior year.

Costs and Expenses

•                  Operating expenses were $146.1 million, reflecting increased investment in the company’s rapidly advancing central nervous system (CNS) development pipeline and prelaunch activities for aripiprazole lauroxil. This compared to $144.4 million for the same period in the prior year, which included $12.3 million in one-time restructuring charges related to the Athlone, Ireland manufacturing facility.

•                  Income tax provision was $3.8 million, compared to $4.9 million for the same period in the prior year.

Balance Sheet

At March 31, 2014, Alkermes had cash and total investments of $701.8 million, compared to $450.0 million at Dec. 31, 2013. Cash and investments at March 31, 2014 included gross proceeds of $250.0 million related to the sale of 5,917,160 of Alkermes’ ordinary shares to Invesco Perpetual Funds through a registered direct offering, which closed on Jan. 16, 2014. At March 31, 2014, the company’s total debt outstanding was $362.7 million.

Financial Expectations

Alkermes reiterates all of its financial expectations for 2014 set forth in its press release dated Feb. 27, 2014.

Conference Call

Alkermes will host a conference call at 8:30 a.m. EDT (1:30 p.m. BST) on Wednesday, April 30, 2014, to discuss these financial results and provide an update on the company. The conference call may be accessed by dialing +1 888 424 8151 for U.S. callers and +1 847 585 4422 for international callers. The conference call ID number is 6037988. In addition, a replay of the conference call will be available from 11:00 a.m. EDT (4:00 p.m. BST) on Wednesday, April 30, 2014, through 5:00 p.m. EDT (10:00 p.m. BST) on Wednesday, May 7, 2014, and may be accessed by visiting Alkermes’ website or by dialing +1 888 843 7419 for U.S. callers and +1 630 652 3042 for international callers. The replay access code is 6037988.

About Alkermes plc

Alkermes plc is a fully integrated, global biopharmaceutical company that applies its scientific expertise and proprietary technologies to develop innovative medicines that improve patient outcomes. The company has a diversified portfolio of more than 20 commercial drug products and a substantial clinical pipeline of product candidates that address central nervous system (CNS) disorders such as addiction, schizophrenia and depression. Headquartered in Dublin, Ireland, Alkermes plc has an R&D center in Waltham, Massachusetts; a research and manufacturing facility in Athlone, Ireland; and manufacturing facilities in Gainesville, Georgia and Wilmington, Ohio. For more information, please visit Alkermes’ website at www.alkermes.com.

Non-GAAP Financial Measures

This press release includes information about certain financial measures that are not prepared in accordance with generally accepted accounting principles in the U.S. (GAAP), including non-GAAP net income, non-GAAP diluted earnings per share and free cash flow. These non-GAAP measures are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies.

Management defines its non-GAAP financial measures as follows:

•                  Non-GAAP net income adjusts for one-time and non-cash charges by excluding from GAAP results: share-based compensation expense; amortization; depreciation; non-cash net interest expense; non-cash tax expense; deferred revenue; and certain other one-time or non-cash items.

•                  Free cash flow represents non-GAAP net income less capital expenditures.

Management believes that these non-GAAP financial measures, when viewed with its results under GAAP and the accompanying reconciliations, better indicate underlying trends in ongoing operations and cash flows. However, non-GAAP net income, non-GAAP diluted earnings per share and free cash flow are not measures of financial performance under GAAP and, accordingly, should not be considered as alternatives to GAAP measures as indicators of operating performance.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the tables included in this press release.

Note Regarding Forward-Looking Statements

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, but not limited to: statements concerning future financial and operating performance, business plans or prospects; the likelihood of continued revenue growth from the company’s commercial products; the therapeutic and commercial value of the company’s products; and expectations concerning the timing and results of clinical development activities. These statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from those contemplated in these forward-looking statements.

These risks and uncertainties include, among others: whether clinical development activities will be completed on time or at all and whether the results of such activities will be predictive of real-world results or of results in subsequent clinical trials; whether the company, and its partners, are able to continue to successfully commercialize its products; whether there will be a reduction in payment rate or reimbursement for the company’s products or an increase in the company’s financial obligations to governmental payers; the possibility of adverse decisions by the U.S. Food and Drug Administration or regulatory authorities outside the U.S. regarding the company’s products; the possibility that the company’s products may prove difficult to manufacture, be precluded from commercialization by the proprietary rights of third parties, or have unintended side effects, adverse reactions or incidents of misuse; and those risks and uncertainties described under the heading “Risk Factors” in the company’s Transition Report on Form 10-K, and in any other subsequent filings made by the company with the Securities and Exchange Commission (“SEC”) and which are available on the SEC’s website at www.sec.gov. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The information contained in this press release is provided by the company as of the date hereof and, except as required by law, the company disclaims any intention or responsibility for updating any forward-looking information contained in this press release.

VIVITROL® is a registered trademark of Alkermes, Inc.; RISPERDAL® CONSTA®, INVEGA® SUSTENNA® and XEPLION® are registered trademarks of Johnson & Johnson Corporation; AMPYRA® and FAMPYRA® are registered trademarks of Acorda Therapeutics, Inc.; BYDUREON® is a registered trademark of Amylin Pharmaceuticals, LLC; TRICOR® is a registered trademark of Fournier Industrie et Sante Corporation; RITALIN LA® and FOCALIN XR® are registered trademarks of Novartis AG Corporation; and VERELAN® is a registered trademark of Alkermes Pharma Ireland Limited.

(1)AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg is developed and marketed in the U.S. by Acorda Therapeutics, Inc. and outside the U.S. by Biogen Idec, under a licensing agreement with Acorda Therapeutics, as FAMPYRA® (prolonged-release fampridine tablets).

(tables follow)

Alkermes plc and Subsidiaries

Selected Financial Information (Unaudited)

	Three Months	Three Months
	Ended	Ended
Condensed Consolidated Statements of Operations - GAAP	March 31,	March 31,
(In thousands, except per share data)	2014	2013
Revenues:
Manufacturing and royalty revenues	$111,280	$146,919
Product sales, net	17,079	14,626
Research and development revenues	1,853	1,877
Total Revenues	130,212	163,422
Expenses:
Cost of goods manufactured and sold	38,839	47,991
Research and development	52,140	35,800
Selling, general and administrative	42,550	34,679
Amortization of acquired intangible assets	12,576	10,322
Restructuring	—	12,300
Impairment of long-lived assets	—	3,346
Total Expenses	146,105	144,438
Operating (Loss) Income	(15,893)	18,984
Other Expense, net:
Interest income	511	171
Interest expense	(3,356)	(11,473)
Other (expense) income, net	(1,850)	184
Total Other Expense, net	(4,695)	(11,118)
(Loss) Income Before Income Taxes	(20,588)	7,866
Income Tax Provision	3,766	4,867
Net (Loss) Income — GAAP	$(24,354)	$2,999

(Loss) Earnings Per Share:
GAAP (loss) earnings per share — basic and diluted	$(0.17)	$0.02
Non-GAAP earnings per share — basic	$0.11	$0.42
Non-GAAP earnings per share — diluted	$0.11	$0.40

Weighted Average Number of Ordinary Shares Outstanding:
Basic — GAAP	143,358	133,272
Diluted — GAAP	143,358	139,677
Basic — Non-GAAP	143,358	133,272
Diluted — Non-GAAP	153,583	139,677

An itemized reconciliation between net (loss) income on a GAAP basis and non-GAAP net income is as follows:
Net (Loss) Income — GAAP	$(24,354)	$2,999
Adjustments:
Amortization expense	12,576	10,322
Share-based compensation expense	13,420	7,881
Depreciation expense	9,977	7,999
Non-cash net interest expense	240	300
Non-cash taxes	3,622	4,443
Deferred revenue	(965)	(878)
Net loss on transactions with equity method investee	1,635	—
Loss on debt repricing	—	7,541
Restructuring	—	12,300
Impairment of long-lived assets	—	3,346
Non-GAAP Net Income	$16,151	$56,253
Capital expenditures	(5,685)	(8,259)
Free Cash Flow	$10,466	$47,994

Alkermes plc and Subsidiaries

Selected Financial Information (Unaudited)

Condensed Consolidated Balance Sheets	March 31,	December 31,
(In thousands)	2014	2013
Cash, cash equivalents and total investments	$701,764	$449,995
Receivables	123,154	134,154
Inventory	55,403	46,218
Prepaid expenses and other current assets	45,941	27,535
Property, plant and equipment, net	268,992	274,490
Intangible assets, net and goodwill	617,729	630,305
Other assets	22,495	14,891
Total Assets	$1,835,478	$1,577,588
Long-term debt — current portion	$6,750	$6,750
Other current liabilities	86,009	94,147
Long-term debt	355,963	357,543
Deferred revenue — long-term	11,964	12,213
Other long-term liabilities	35,291	41,749
Total shareholders’ equity	1,339,501	1,065,186
Total Liabilities and Shareholders’ Equity	$1,835,478	$1,577,588

Ordinary shares outstanding (in thousands)	144,445	137,793

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alkermes plc’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, which the company intends to file in April 2014.